Exhibit 99.1

NEWS RELEASE For Immediate Release, 8/24/11 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com

2911 Peach Street • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Receives Unsolicited Non-Binding Proposal for
$15.50 Per Share in Cash

WISCONSIN RAPIDS, WI — August 24, 2011 — Renaissance Learning, Inc. (Nasdaq: RLRN), a leading provider of technology-based school improvement and student assessment programs for K-12 schools, announced today that it received an unsolicited, non-binding proposal from Plato Learning, Inc. (“Plato Learning”).  The proposal contemplates the acquisition of Renaissance Learning by Plato Learning for $15.50 per share in cash.  The proposal also states that it is subject to completion of due diligence and that the transaction is expected to be financed with equity from Thoma Bravo, HarbourVest Partners and JP Morgan as well as with debt.

The Board of Directors has determined in good faith, after consultation with its financial advisor, that the Plato Learning proposal could reasonably be expected to lead to a Superior Proposal under the terms of the merger agreement entered into on August 15, 2011 with a company formed at the direction of investment funds (“Permira Funds”) advised by Permira Advisers LLC.  The Board of Directors expects to enter into a confidentiality agreement with Plato Learning, Thoma Bravo, HarbourVest Partners and JP Morgan and to provide information to and conduct negotiations with those parties.

There can be no assurance that Plato Learning will be able to obtain financing for a transaction with Renaissance Learning, or on what terms such financing may be obtained, that the Plato Learning proposal will lead to a Superior Proposal, or that Renaissance Learning will enter into a definitive agreement with Plato Learning.  The Board of Directors continues to recommend that shareholders vote in favor of adopting and approving the merger agreement and the transactions contemplated thereby with affiliates of the Permira Funds, pursuant to which Renaissance Learning would be acquired for $14.85 per share in cash.

Renaissance Learning also announced that the Board of Directors received a letter from counsel to Permira Advisers LLC asserting the view that the Plato Learning proposal does not represent a proposal that the Board of Directors could determine in good faith could reasonably be expected to lead to a Superior Proposal under the merger agreement.

About Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of technology-based school improvement and student assessment programs for K12 schools.  Adopted by approximately 70,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products and school improvement programs help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products and programs accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

Forward-Looking Statements

Statements about the potential effects of the unsolicited non-binding proposal and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.  All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  For example, the unsolicited non-binding proposal may not result in a definitive merger agreement for an alternative transaction.  Moreover, Renaissance Learning may not be able to complete the proposed merger with affiliates of the Permira Funds on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the closing conditions.  These factors, and other factors that may affect the business or financial results of Renaissance Learning, are described in the risk factors included in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2010 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information for Shareholders

In connection with the proposed merger transaction with affiliates of the Permira Funds, Renaissance Learning will file with the SEC and furnish to Renaissance Learning’s shareholders a proxy statement.  SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Shareholders may obtain a free copy of the proxy statement, when available, and other relevant documents filed with the SEC from the SEC’s website (http://www.sec.gov).  Shareholders may also obtain these documents, free of charge, from Renaissance Learning by accessing Renaissance Learning’s website (http://www.rlrninvest.com) or by directing a request to Renaissance Learning, Inc., 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036, Attention:  Corporate Secretary.

Renaissance Learning and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Renaissance Learning in favor of the proposed merger with affiliates of the Permira Funds.  Information about the directors and executive officers of Renaissance Learning is set forth in the proxy statement for Renaissance Learning’s 2011 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 16, 2011.  Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement Renaissance Learning will file with the SEC.

Contacts

For Renaissance Learning

Susan Sutherland

Toll free ofc. (877) 988-8048

Fax: (715) 424-3414

Email: pr@renlearn.com